                                                     Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             Kentucky Power Company
             (Exact name of registrant as specified in its charter)

Kentucky                                                              61-0247775
(State or other jurisdiction                                    (I.R.S. Employer
of incorporation or organization)                            Identification No.)

1701 Central Avenue
Ashland, Kentucky                                                          41101
(Address of principal executive offices)                              (Zip Code)

      Registrant's telephone number, including area code: (800) 572-1141

                           ARMANDO A. PENA, Treasurer
                  AMERICAN ELECTRIC POWER SERVICE CORPORATION
                                1 Riverside Plaza
                              Columbus, Ohio 43215
                                 (614) 223-2850
                (Name, address and telephone number, including
                       area code, of agent for service)

         It is respectfully requested that the Commission send copies of all notices, orders and communications to:

Simpson Thacher & Bartlett                           Dewey Ballantine LLP
425 Lexington Avenue                                 301 Avenue of the Americas
New York, NY 10017-3909                              New York, NY 10019-6092
Attention:  James M. Cotter                          Attention: E. N. Ellis,IV
                             -------------------

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

                             -------------------

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [x]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
==================-------------------------------------------==================
    Title of                         Proposed
   Each Class                        Maximum       Proposed
       of                            Offering       Maximum
   Securities          Amount         Price        Aggregate        Amount of
      to be            to be        Per Unit*      Offering     Registration Fee
   Registered        Registered                     Price*
===============================================================================
    Unsecured
      Notes         $28,000,000        100%       $28,000,000        $7,784
===============================================================================

*Estimated solely for purpose of calculating the registration fee.


      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         ------------------------------------------------------------------

      The within Prospectus contains the information required by Rule 429 of the Commission under the Securities Act of 1933 with respect to $22,000,000 of Debt Securities of the registrant remaining unsold under Registration Statement No. 333-35767, and to $100,000,000 of Debt Securities of the registrant unsold under Registration Statement No. 33-53007, for which an aggregate fee of $40,180 was paid.

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

             SUBJECT TO COMPLETION, DATED APRIL 6, 1999

                                   PROSPECTUS

                             KENTUCKY POWER COMPANY
                               1701 Central Avenue
                             Ashland, Kentucky 41101
                                 (800) 572-1141

                                 $150,000,000

                                 UNSECURED NOTES

                                  TERMS OF SALE

The following terms may apply to the notes that we may sell at one or more times. A pricing supplement will include the final terms for each note. If we decide to list upon issuance any note or notes on a securities exchange, a pricing supplement will identify the exchange and state when we expect trading could begin.

      - Mature 9 months to 42 years

      - Fixed or floating interest rate. The floating interest rate formula would be based on:
            Commercial paper rate            LIBOR
            Prime rate                       Treasury rate
            CD rate                          CMT rate
            Federal Funds rate               Another interest rate index

      - Remarketing features

      - Certificate or book-entry form

      - Subject to redemption

      - Not convertible, amortized or subject to a sinking fund

      - Interest paid on fixed rate notes quarterly or semi-annually

      - Interest paid on floating rate notes monthly, quarterly, semi-annually, or annually

      - Issued in multiples of a minimum denomination

The notes have not been approved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

           The date of this prospectus is _________________, 1999.

                       WHERE YOU CAN FIND MORE INFORMATION

      This prospectus is part of a registration statement we filed with the SEC. We also file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also examine our SEC filings through the SEC's web site at http://www.sec.gov.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the notes.

     - Annual Report on Form 10-K for the year ended December 31, 1998.


You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

       Mr. G. C. Dean
       American Electric Power Service Corporation
       1 Riverside Plaza
       Columbus, Ohio 43215
       614-223-1000

      You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these notes in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                   THE COMPANY

      We generate, sell, purchase, transmit and distribute electric power. We serve approximately 170,000 customers in eastern Kentucky. We also sell and transmit power at wholesale to other electric utilities, municipalities, electric cooperatives and non-utility entities engaged in the wholesale power market. Our principal executive offices are located at 1701 Central Avenue, Ashland, Kentucky 41101 (telephone number 800-572-1141). We are a subsidiary of American Electric Power Company, Inc., a public utility holding company, and we are a part of the American Electric Power integrated utility system. The executive offices of American Electric Power Company, Inc. are located at 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number 614-223-1000).

                             PROSPECTUS SUPPLEMENTS

      We provide information to you about the notes in three separate documents that progressively provide more detail: (a) this prospectus provides general information some of which may not apply to your notes, (b) the accompanying prospectus supplement provides more specific terms of your notes, and (c) the pricing supplement provides the final terms of your notes. It is important for you to consider the information contained in this prospectus, the prospectus supplement and the pricing supplement in making your investment decision.

                       RATIO OF EARNINGS TO FIXED CHARGES

      The Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

     Twelve Months
     Period Ended             Ratio
     December 31, 1994        2.30
     December 31, 1995        2.22
     December 31, 1996        1.88
     December 31, 1997        2.12
     December 31, 1998        2.09

For current information on the Ratio of Earnings to Fixed Charges, please see our most recent Form 10-K and 10-Q. See Where You Can Find More Information.


                                 USE OF PROCEEDS

      The net proceeds from the sale of the notes will be used for general corporate purposes relating to our utility business. These purposes include redeeming or repurchasing outstanding debt and other corporate purposes. If we do not use the net proceeds immediately, we temporarily invest them in short-term, interest-bearing obligations. We estimate that our construction costs in 1999 will approximate $42,500,000. At March 24, 1999, our outstanding short-term debt was $12,000,000.

                            DESCRIPTION OF THE NOTES
General

      We will issue the notes under the Indenture dated September 1, 1997 (as previously supplemented and amended) entered into between us and the Trustee, Bankers Trust Company. This prospectus briefly outlines some provisions of the Indenture. If you would like more information on these provisions, review the Indenture and any supplemental indentures or company orders that we file with the SEC. See Where You Can Find More Information on how to locate these documents. You may also review these documents at the Trustee's offices at Four Albany Street, New York, New York.

      The Indenture does not limit the amount of notes that may be issued. The Indenture permits us to issue notes in one or more series or tranches upon the approval of our board of directors and as described in one or more company orders or supplemental indentures. Each series of notes may differ as to their terms.

       The notes are unsecured and will rank equally with all our unsecured unsubordinated debt. Substantially all of our fixed properties and franchises are subject to the lien of our first mortgage bonds issued under and secured by a Mortgage and Deed of Trust, dated as of May 1, 1949, as previously supplemented and amended, between us and Bankers Trust Company, as trustee. For current information on our debt outstanding see our most recent Form 10-K and 10-Q. See Where You Can Find More Information.

      The notes will be denominated in U.S. dollars and we will pay principal and interest in U.S. dollars. Unless an applicable pricing or prospectus supplement states otherwise, the notes will not be subject to any conversion, amortization, or sinking fund. We expect that the notes will be "book-entry," represented by a permanent global note registered in the name of The Depository Trust Company, or its nominee. We reserve the right, however, to issue note certificates registered in the name of the noteholders.

      In the discussion that follows, whenever we talk about paying principal on the notes, we mean at maturity or redemption. Also, in discussing the time for notices and how the different interest rates are calculated, all times are New York City time and all references to New York mean the City of New York, unless otherwise noted.

      The following terms may apply to each note as specified in the applicable pricing or prospectus supplement and the note.

Redemptions

      If we issue redeemable notes, we may redeem such notes at our option unless an applicable pricing or prospectus supplement states otherwise. The pricing or prospectus supplement will state the terms of redemption. We may redeem notes in whole or in part by delivering written notice to the noteholders no more than 60, and not less than 30, days prior to redemption. If we do not redeem all the notes of a series at one time, the Trustee selects the notes to be redeemed in a manner it determines to be fair.

Remarketed Notes

      If we issue notes with remarketing features, an applicable pricing or prospectus supplement will describe the terms for the notes including: interest rate, remarketing provisions, our right to redeem notes, the holders' right to tender notes, and any other provisions.

Book-Entry Notes - Registration, Transfer, and Payment of Interest and Principal

      Book-entry notes of a series will be issued in the form of a global note that the Trustee will deposit with The Depository Trust Company, New York, New York ("DTC"). This means that we will not issue note certificates to each holder. One or more global notes will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a note certificate, a global note may not be transferred; except that DTC, its nominees, and their successors may transfer a global note as a whole to one another.

      Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by DTC and its participants.

      DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange note certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

      Other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant also use DTC's book-entry system. The rules that apply to DTC and its participants are on file with the SEC.

      A number of its Direct Participants and the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. own DTC.

      We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

      It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with notes on a record date. The customary practices between the participants and owners of beneficial interests will govern payments by participants to owners of beneficial interests in the global notes and voting by participants, as is the case with notes held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

      DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

      However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and
(ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

      According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

      Notes represented by a global note will be exchangeable for note certificates with the same terms in authorized denominations only if:

     - DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

     - we determine not to require all of the notes of a series to be represented by a global note and notify the Trustee of our decision.

Note Certificates-Registration, Transfer, and Payment of Interest and Principal

      If we issue note certificates, they will be registered in the name of the noteholder. The notes may be transferred or exchanged, pursuant to administrative procedures in the indenture, without the payment of any service charge (other than any tax or other governmental charge) by contacting the paying agent. Payments on note certificates will be made by check.

Interest Rate

      General

      We have provided a Glossary at the end of this prospectus to define the capitalized terms used in discussing the interest rates payable on the notes.

      The interest rate on the notes will either be fixed or floating. The interest paid will include interest accrued to, but excluding, the date of maturity or redemption. Interest is generally payable to the person in whose name the note is registered at the close of business on the record date before each interest payment date. Interest payable at maturity or redemption, however, will be payable to the person to whom principal is payable.

      If we issue a note after a record date but on or prior to the related interest payment date, we will pay the first interest payment on the interest payment date after the next record date. We will pay interest payments by check or wire transfer, at our option.

      Fixed Rate Notes

      Each pricing or prospectus supplement will designate the record dates, payment dates and the fixed rate of interest payable on a note. We will pay interest quarterly or semi-annually, and upon maturity or redemption. Unless an applicable pricing or prospectus supplement states otherwise, if any payment date falls on a day that is not a Business Day, we will pay interest on the next Business Day and no additional interest will be paid. Interest payments will be the amount of interest accrued to, but excluding, each payment date. Interest will be computed using a 360-day year of twelve 30-day months.

      Floating Rate Notes:  General

      Each floating rate note will have an interest rate formula. The formula may be based on:

          - the  commercial  paper rate;
          - the prime rate;
          - the CD rate;
          - the federal funds  effective  rate;
          - the LIBOR;
          - the Treasury rate;
          - the CMT rate; or
          - another interest rate index.

      The applicable pricing supplement will also indicate the Spread and/or Spread Multiplier, if any. In addition, any floating rate note may have a maximum or minimum interest rate limitation.

      Upon request, the Calculation Agent will provide the current interest rate and, if different, the interest rate which will become effective on the next Interest Reset Date.

      Floating Rate Notes: Date of Interest Rate Change

      The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semi-annually, or annually. The Interest Reset Date will be:

     - for notes which reset daily, each Business Day;

     - for notes (other than Treasury rate notes) which reset weekly, the Wednesday of each week;

     - for Treasury rate notes which reset weekly, the Tuesday of each week; for notes which reset monthly, on the third Wednesday of each month;

     - for notes which reset quarterly, the third Wednesday of March, June, September and December;

     - for notes which reset semi-annually, the third Wednesday of the two months of each year indicated in the applicable pricing supplement; and

     - for notes which reset annually, the third Wednesday of the month of each year indicated in the applicable pricing supplement.

      The applicable pricing supplement will state the initial interest rate or interest rate formula on each note effective until the first Interest Reset Date. After that, the interest rate will be the rate determined on the next Interest Determination Date, as explained below. Each time a new interest rate is determined, it will become effective on the subsequent Interest Reset Date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date will be postponed to the next Business Day. However, in the case of a LIBOR note, if the next Business Day is in the next calendar month, the Interest Reset Date will be the immediately preceding Business Day.

      Floating Rate Notes: When Interest Rate Is Determined

      The Interest Determination Date for all notes (except Treasury rate notes) is the second Business Day before the Interest Reset Date (second London Business Day before the Interest Reset Date for LIBOR notes).

      The Interest Determination Date for Treasury rate notes will be the day of the week in which the Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. However, the auction may be held on the preceding
Friday. If an auction is held on the preceding Friday, that day will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next week. If an auction date falls on any Interest Reset Date then the Interest Reset Date will instead be the first Business Day immediately following the auction date.

      Floating Rate Notes:  When Interest Is Paid

      Interest is paid as follows:

      - for notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December (as indicated in the applicable pricing supplement);

      - for notes which reset quarterly, on the third Wednesday of March, June, September, and December;

      - for notes which reset semi-annually, on the third Wednesday of the two months specified in the applicable pricing supplement;

      - for notes which reset annually, on the third Wednesday of the month specified in the applicable pricing supplement; and

      - at maturity or redemption .

      If interest is payable on a day which is not a Business Day, payment will be postponed to the next Business Day and no additional interest shall be due. However, for LIBOR notes, if the next Business Day is in the next calendar month, interest will be paid on the preceding Business Day.

      Unless an applicable pricing supplement states otherwise, the record date will be 15 calendar days prior to each day interest is paid, whether or not such day is a Business Day.

      The interest payable will be the amount of interest accrued to, but excluding, the interest payment date. However, for notes on which the interest resets daily or weekly, the interest payable will include interest accrued to and including the record date prior to the interest payment date. If the interest payment date is also a day that principal is due, the interest payable will include interest accrued to, but excluding, the date of maturity or redemption.

      The accrued interest for any period is calculated by multiplying the principal amount of a note by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period to the date for which accrued interest is being calculated. The interest factor (expressed as a decimal rounded upwards if necessary) is computed by dividing the interest rate (expressed as a decimal rounded upwards if necessary) applicable to such date by 360, unless the applicable pricing supplement states otherwise, or the notes are Treasury rate notes or CMT rate notes, in which case it will be divided by the actual number of days in the year.

      All percentages resulting from any calculation of floating rate notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544%
(or .09876544) being rounded to 9.87654% (or .0987654)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

      Floating Rate Notes:  Interest Rate Formulas

      Commercial Paper Rate Notes. Each commercial paper rate note will bear interest at the rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified on the commercial paper rate note and in the applicable pricing supplement.

      "Commercial Paper Rate" means, with respect to any Commercial Paper Rate Interest Determination Date, the Money Market Yield (calculated as described below) of the rate on such date for commercial paper having the

Index Maturity specified in the applicable pricing supplement as published in Federal Reserve Statistical Release H.15(519) under the heading "Commercial Paper--Nonfinancial."

      The following procedures will occur if the rate cannot be set as described above:

           (a) If that rate is not published in H.15 (519) prior to 3:00 P.M. on the Calculation Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on the Commercial Paper Rate Interest Determination Date for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in Composite Quotations under the heading "Commercial Paper."

           (b) If the rate is not published in either H.15 (519) or in Composite Quotations by 3:00 P.M. on the Calculation Date, the Commercial Paper Rate for that Commercial Paper Rate Interest Determination Date will then be calculated by the Calculation Agent in the following manner.

           The Commercial Paper Rate will be calculated as the Money Market Yield of the average for the offered rates, as of 11:00 A.M. on that date, of three leading dealers of commercial paper in New York selected for commercial paper having the applicable Index Maturity placed for an industrial issuer whose bond rating is "Aa," or the equivalent, from a nationally recognized rating agency.

           (c) Finally, if fewer than three dealers are quoting as mentioned, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

      Prime Rate Notes. Each prime rate note will bear interest at the rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified on the prime rate note and in the applicable pricing supplement.

      "Prime Rate" means, with respect to any Prime Rate Interest Determination Date, the rate set forth on such date in H.15(519) under the heading "Bank Prime Loan."

      The following procedures will occur if the rate cannot be set as described above:

           (a) If that rate is not published in H.15(519) prior to 3:00 P.M. on the Calculation Date, then the Prime Rate will be the average of the rates of interest publicly announced by each bank that appear on the Reuters Screen USPRIME1 Page as its prime rate or base lending rate as in effect for that Prime Rate Interest Determination Date.

           (b) If fewer than four rates appear on the Reuters Screen USPRIME1 Page, the Prime Rate will be the average of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the Prime Rate Interest Determination Date by four major money center banks in New York selected by the Calculation Agent.

           (c) If fewer than four banks are quoting as mentioned, the Prime Rate shall be determined on the basis of the rates furnished in New York by the major money center banks, if any, that have provided such quotations, and by an appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500 million and being subject to supervision or examination by a Federal or State authority, as selected by the Calculation Agent.

         (d) Finally, if the banks are not quoting as mentioned above, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

      CD  Rate  Notes.  Each  CD  rate  note  will  bear  interest  at the  rate
(calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified on the CD rate note and in the applicable pricing supplement.

      "CD Rate" means, with respect to any CD Rate Interest Determination Date, the rate on that date for negotiable U.S. dollar certificates of deposit having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "CDs (Secondary Market)."

      The following procedures will occur if the rate cannot be set as described above:

           (a) If that rate is not published in H.15(519) prior to 3:00 P.M. on the Calculation Date, then the CD Rate will be the rate on that CD Rate Interest Determination Date for negotiable U.S. Dollar certificates of deposit having the applicable Index Maturity as published in Composite Quotations under the heading "Certificates of Deposit."

           (b) If that rate is not published in either H.15 (519) or in Composite Quotations by 3:00 P.M. on that Calculation Date, the CD Rate for that CD Rate Interest Determination Date shall be calculated by the Calculation Agent as follows:

           The CD Rate will be calculated as the average of the secondary market offered rates, as of 10:00 A.M., of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in New York selected by the Calculation Agent for negotiable U.S. dollar certificates of deposit of major United States money market banks with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement in a representative amount.

           (c) Finally, if fewer than three dealers are quoting as mentioned, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

      Federal Funds Rate Notes. Each federal funds rate note will bear interest at the rate (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified on the federal funds rate note and in the applicable pricing supplement.

      "Federal Funds Rate" means, with respect to any Federal Funds Rate Interest Determination Date, the rate on such date for U.S. dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)."

      The following procedures will occur if the rate cannot be set as described above:

           (a) If that rate is not published in H.15(519) prior to 3:00 P.M. on the Calculation Date, then the Federal Funds Rate will be the rate on that

     Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate."

           (b) If that rate is not published in either H.15 (519) or in Composite Quotations by 3:00 P.M. on the Calculation Date, the Federal Funds Rate for that Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent as follows:

           The Federal Funds Rate will be the average of the rates, as of 9:00 A.M. on that date, for the last transaction in overnight federal funds arranged by three leading brokers of federal funds transactions in New York selected by the Calculation Agent.

           (c) Finally, if fewer than three brokers are quoting as mentioned above, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

      LIBOR Notes. Each LIBOR note will bear interest at the rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified on the LIBOR note and in the applicable pricing supplement.

      "LIBOR" means the London interbank offered rate for deposits in U.S. dollars and will be determined by the Calculation Agent as follows:

           (a) With respect to any LIBOR Interest Determination Date, LIBOR will be determined by either:

               (1) the average of the offered rates for deposits in U.S. dollars having the Index Maturity specified in the applicable pricing supplement, beginning on the second Business Day immediately after that date, that appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on that date, if at least two offered rates appear on the Reuters Screen LIBO Page; or

              (2) the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable pricing supplement, beginning on the second London Business Day immediately after such date, that appears on the Telerate Page 3750 as of 11:00 A.M., London time, on that date.

           If neither Reuters Screen LIBO Page nor Telerate Page 3750 is specified in the applicable pricing supplement, LIBOR will be determined as if Telerate Page 3750 had been specified.

           In the case where (1) above applies, if fewer than two offered rates appear on the Reuters Screen LIBO Page, or, in the case where (2) above applies, if no rate appears on the Telerate Page 3750, LIBOR for that date will be determined as follows:

            (b) LIBOR will be determined based on the rates at approximately 11:00 A.M., London time, on that LIBOR Interest Determination Date at which deposits in U.S. dollars having the applicable Index Maturity are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent that in the Calculation Agent's judgment is representative for a single transaction in such market at such time (a "Representative Amount"). The offered rates must begin on the second Business Day immediately after that LIBOR Interest Determination Date.

           The Calculation Agent will request the principal London office of each such bank to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such date will be the average of such quotations.

           (c) If fewer than two quotations are provided, LIBOR for that date will be the average of the rates quoted at approximately 11:00 A.M. on such date by three major banks in New York, selected by the Calculation Agent. The rates will be for loans in U.S. dollars to leading European banks having the specified Index Maturity beginning on the second Business Day after that date and in a Representative Amount.

           (d) Finally, if fewer than three banks are quoting as mentioned, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

      Treasury Rate Notes. Each Treasury rate note will bear interest at the rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified on the Treasury rate note and in the applicable pricing supplement.

      "Treasury Rate" means, with respect to any Treasury Rate Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Auction Average (Investment)."

      The following procedures will occur if the rate cannot be set as described above:

           (a) If that rate is not published in H.15(519) by 3:00 P.M. on the applicable Calculation Date, the rate will be the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury.

           (b) If the results of the auction of Treasury Bills having the applicable Index Maturity are not published in H.15(519) by 3:00 P.M., or otherwise published or reported as provided above by 3:00 P.M. on the Calculation Date, or if no auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent as follows:

           The rate will be calculated as a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the average of the secondary market bid rates as of approximately 3:30 P.M. on the Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers in New York selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the specified Index Maturity.

           (c) Finally, if fewer than three dealers are quoting as mentioned, the rate of interest in effect for the period will be the same as the rate of interest in effect for the prior interest reset period.

      CMT Rate Notes. Each CMT rate note will bear interest at the rate (calculated with reference to the CMT Rate and the Spread or Spread Multiplier, if any) specified on such CMT rate note and in the applicable pricing supplement.

      "CMT Rate" means, with respect to any CMT Rate Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption "... Treasury Constant Maturities.. Federal Reserve Board Release H.15... Mondays Approximately 3:45 P.M.," under the column for the applicable Index Maturity designated in the applicable pricing supplement for:

      (1) if the Designated CMT Telerate Page is 7055, the rate for the applicable CMT Rate Interest Determination Date; or

      (2) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the CMT Rate Interest Determination Date occurs.

      The following procedures will occur if the rate cannot be set as described above:

           (a) If no page is specified in the applicable pricing supplement and on the face of such CMT Rate note, the Designated CMT Telerate Page shall be 7052 for the most recent week. If such rate is no longer displayed on the relevant page, or if it is not displayed by 3:00 P.M. on the related Calculation Date, then the CMT Rate will be the Treasury constant maturity rate for the applicable Index Maturity as published in the relevant H.15
     (519).

           (b) If that rate is no longer published in H.15(519), or is not published by 3:00 P.M. on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be the Treasury constant maturity rate for the applicable Index Maturity (or other United States Treasury rate for such Index Maturity for that CMT Rate Interest Determination Date with respect to such Interest Reset Date) as may then be published by either the Federal Reserve Board or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

           (c) If that  information  is not provided by 3:00 P.M. on the related
     Calculation   Date,   then  the  CMT  Rate  for  that  CMT  Rate   Interest
     Determination Date will be calculated by the Calculation Agent as follows:

           The rate will be calculated as a yield to maturity, based on the average of the secondary market closing offer side prices as of approximately 3:30 P.M. on that CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in New York selected by the Calculation Agent. These dealers will be selected from five such Reference Dealers.

           The Calculation Agent will eliminate the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct noncallable fixed rate obligations of the

     United States ("Treasury Notes") with an original maturity of approximately the applicable Index Maturity and a remaining term to maturity of not less than such Index Maturity minus one year.

           If two Treasury Notes with an original maturity as described in the preceding sentence have remaining terms to maturity equally close to the applicable Index Maturity, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

           (d) If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for that CMT Rate Interest Determination Date will be calculated by the Calculation Agent as follows:

           The rate will be calculated as a yield to maturity based on the average of the secondary market offer side prices as of approximately 3:30 P.M. on that CMT Rate Interest Determination Date of three Reference Dealers in New York selected by the Calculation Agent using the same method described above, for Treasury Notes with an original maturity of the number of years that is the next highest to the applicable Index Maturity with a remaining term to maturity closest to such Index Maturity and in an amount of at least $100 million.

           If three or four (and not five) of the Reference Dealers are quoting as described above, then the CMT Rate will be based on the average of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated.

           (e) Finally, if fewer than three Reference Dealers are quoting as mentioned, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

Events of Default

      "Event of Default" means any of the following:

          - failure to pay for three Business Days the principal of (or premium, if any, on) any note of a series when due and payable;

          - failure to pay for 30 days any interest on any note of any series when due and payable;

          - failure to perform any other requirements in such notes, or in the Indenture in regard to such notes, for 90 days after notice;

          - certain events of bankruptcy or insolvency; or

          - any other event of default specified in a series of notes.

      An Event of Default for a particular series of notes does not necessarily mean that an Event of Default has occurred for any other series of notes issued under the Indenture. If an Event of Default occurs and continues, the Trustee or the holders of at least 33% of the principal amount of the notes of the series affected may require us to repay the entire principal of the notes of such series immediately ("Repayment Acceleration"). In most instances, the holders of at least a majority in aggregate principal amount of the notes of the affected series may rescind a previously triggered Repayment Acceleration. However, if we cause an Event of Default because we have failed to pay (unaccelerated)
 principal, premium, if any, or interest, Repayment Acceleration may be rescinded only if we have first cured our default by depositing with the Trustee enough money to pay all (unaccelerated) past due amounts and penalties, if any.

      The Trustee must within 90 days after a default occurs, notify the holders of the notes of the series of default unless such default has been cured or waived. We are required to file an annual certificate with the Trustee, signed by an officer, concerning any default by us under any provisions of the Indenture.

      Subject to the provisions of the Indenture relating to its duties in case of default, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders unless such holders offer the Trustee reasonable indemnity. Subject to the provisions for indemnification, the holders of a majority in principal amount of the notes of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to such notes.

Modification of Indenture

      Under the Indenture, our rights and obligations and the rights of the holders of any notes may be changed. Any change affecting the rights of the holders of any series of notes requires the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes of all series affected by the change, voting as one class. However, we cannot change the terms of payment of principal or interest, or a reduction in the percentage required for changes or a waiver of default, unless the holder consents. We may issue additional series of notes and take other action that does not affect the rights of holders of any series by executing supplemental indentures without the consent of any noteholders.

Consolidation, Merger or Sale

      We may merge or consolidate with any corporation or sell substantially all of our assets as an entirety as long as the successor or purchaser expressly assumes the payment of principal, and premium, if any, and interest on the notes.

Legal Defeasance

      We will be discharged from our obligations on the notes of any series at any time if:

      - we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the note of the series, and

      - we deliver to the Trustee an opinion of counsel stating that the federal income tax obligations of noteholders of that series will not change as a result of our performing the action described above.

      If this happens, the noteholders of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of notes and replacement of lost, stolen or mutilated notes.

Covenant Defeasance

      We will be discharged from our obligations under any restrictive covenant applicable to the notes of a particular series if we perform both actions described above.

See Legal Defeasance. If this happens, any later breach of that particular restrictive covenant will not result in Repayment Acceleration. If we cause an Event of Default apart from breaching that restrictive covenant, there may not be sufficient money or government obligations on deposit with the Trustee to pay all amounts due on the notes of that series. In that instance, we would remain liable for such amounts.

Governing Law

      The Indenture and notes of all series will be governed by the laws of the State of New York.

Concerning the Trustee

      We and our affiliates use or will use some of the banking services of the Trustee in the normal course of business.

                              PLAN OF DISTRIBUTION

      We may sell the notes (a) through agents; (b) through underwriters or dealers; or (c) directly to one or more purchasers.

By Agents

      Notes may be sold on a continuing basis through agents designated by us. The agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment.

      Unless the pricing supplement states otherwise, the notes will be sold to the public at 100% of their principal amount. Agents will receive commissions from .125% to .750% of the principal amount per note depending on the maturity of the note they sell.

      The Agents will not be obligated to make a market in the notes. We cannot predict the amount of trading or liquidity of the notes.

By Underwriters

      If underwriters are used in the sale, the underwriters will acquire the notes for their own account. The underwriters may resell the notes in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the notes will be subject to certain conditions.
The underwriters will be obligated to purchase all the notes of the series offered if any of the notes are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Direct Sales

      We may also sell notes directly. In this case, no underwriters or agents would be involved.

General Information

      Underwriters, dealers, and agents that participate in the distribution of the notes may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the notes by them may be treated as underwriting discounts and commissions under the Act.

      We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

                                 LEGAL OPINIONS

      Our counsel, Simpson Thacher & Bartlett, New York, NY, and one of our lawyers will each issue an opinion about the legality of the notes for us. Dewey Ballantine LLP, New York, NY will issue an opinion for the agents or underwriters. From time to time, Dewey Ballantine LLP acts as counsel to our affiliates for some matters.

                                     EXPERTS

      The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                                    GLOSSARY

      Set forth below are definitions of some of the terms used in this Prospectus.

      "Business Day" means any day other than a Saturday or Sunday that (a) is not a day on which banking institutions in New York, New York, are authorized or obligated by law or executive order to be closed, and (b) with respect to LIBOR Notes only, is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

      "Calculation Agent" means the entity we choose to perform the duties related to interest rate calculation and resets for floating rate notes. The applicable pricing supplement will identify the Calculation Agent.

      "Calculation   Date"  means  the  date  on  which  the  Calculation  Agent calculates an interest rate for a floating rate note, which will be one of the following:

    "Prime Rate" - tenth day after the related Prime Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day.

    "CD Rate" - tenth day after the related CD Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day.

    "CMT Rate" - tenth day after the related CMT Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day.

    "Commercial Paper Rate" - tenth day after the related Commercial Paper Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day.

     "LIBOR" - the LIBOR Interest Determination Date.

     "Treasury Rate" - tenth day after the related Treasury Rate Interest Determination Date or, if such day is not a Business Day, the next Day.

     "Federal Funds Rate" - tenth day after the related Federal Funds Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day.

      "Composite Quotations" means the successor publication to the daily statistical release entitled "Composite 3:30 P.M. Quotations for U.S.
Government Securities,"
published by The Federal Reserve Bank of New York.

      "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable pricing supplement and on the face of such CMT Rate note (or any other page as may replace such page on that service) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519).

      "H.15 (519)" means the weekly statistical release entitled "Statistical Release H.15 (519), Selected Interest Rates," or any successor publication, published by the Board of Governors of the Federal Reserve System.

      "Index Maturity" means, with respect to a floating rate note, the period to maturity of the note on which the interest rate formula is based, as indicated in the applicable pricing supplement.

      "Interest Determination Date" means the date as of which the interest rate for a floating rate note is to be calculated, to be effective as of the following Interest Reset Date and calculated on the related Calculation Date (except in the case of LIBOR which is calculated on the related LIBOR Interest Determination Date). The Interest Determination Dates will be indicated in the applicable pricing supplement and in the note.

      "Interest Reset Date" means the date on which a floating rate note will begin to bear interest at the variable interest rate determined on any Interest Determination Date. The Interest Reset Dates will be indicated in the applicable pricing supplement and in the note.

      "Money Market Yield" is the yield (expressed as a percentage rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point) calculated in accordance with the following formula:

                   Money Market Yield =    D X 360        X 100
                                        360 - (D X M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the period for which interest is being calculated.

      "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks).

      "Reuters Screen USPRIME1 Page" means the display designated as page USPRIME1 on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major U.S. banks).

      "Spread" means the number of basis points specified in the applicable pricing supplement as being applicable to the interest rate for a floating rate note.

      "Spread Multiplier" means the percentage specified in the applicable pricing supplement as being applicable to the interest rate for a floating rate note.

      "Telerate Page 3750" means the display designated as page "3750" on the Dow Jones Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers Association for the purpose of displaying London interbank offered rates of major banks for U.S. dollar deposits).

               Table of Contents

WHERE YOU CAN FIND MORE
    INFORMATION ................... 2
THE COMPANY........................ 2
PROSPECTUS SUPPLEMENTS............. 2
RATIO OF EARNINGS TO
   FIXED CHARGES................... 3
USE OF PROCEEDS ................... 3
DESCRIPTION OF THE NOTES .......... 3
   General  ....................... 3
   Redemptions .................... 4
      Remarketed Notes............. 4
   Book-Entry Notes - Registration,
        Transfer, and  Payment of
        Interest and  Principal ... 4        $150,000,000  UNSECURED NOTES
   Note Certificates- Registration,
        Transfer, and  Payment of
        Interest and Principal .... 6
   Interest Rate .................. 6
      General ..................... 6
      Fixed Rate Notes ............ 6                PROSPECTUS
      Floating Rate Notes: General. 6
      Floating Rate Notes: Date
         of Interest Rate Change... 7
      Floating Rate Notes: When                   The date of this
         Interest Rate Is                  prospectus is ___________, 1999
         Determined................ 7
      Floating Rate Notes: When
         Interest Is Paid.......... 7
         Floating Rate Notes:
         Interest Rate Formulas.... 8
     Events of Default.............14
     Modification of Indenture.....15
     Consolidation, Merger or Sale.15
     Legal Defeasance..............15
     Covenant Defeasance...........15
     Governing Law.................16
     Concerning the Trustee........16
PLAN OF DISTRIBUTION...............16
     By Agents.....................16
     By Underwriters...............16
     Direct Sales..................16
     General Information...........16
LEGAL OPINIONS.....................17
EXPERTS............................17
GLOSSARY...........................17

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.    Other Expenses of Issuance and Distribution.*

Securities and Exchange Commission Filing Fees...................     $   7,784
Printing Registration Statement, Prospectus, etc.................     $  30,000
Independent Auditors' Fees........................................... $  30,000
Charges of Trustee (including counsel fees)......................     $  10,000
Legal Fees of Counsel.................................................$.100,000
Rating Agency Fees....................................................$..95,250
Miscellaneous Expenses................................................$..25,000
                                                                     ----------

            Total................................................     $ 298,034
                                                                     ==========

*Estimated, except for filing fees.


Item 15.  Indemnification of Directors and Officers.

      Section 271B.8-510 of the Kentucky Revised Statutes provides that a Kentucky corporation may indemnify an individual made a party to a proceeding because the individual is or was a director if (i) the individual's conduct was in good faith, (ii) the individual reasonably believed that, in the case of conduct in the individual's official capacity with the corporation, his or her conduct was in the best interests of the corporation and, in all other cases, his or her conduct was at least not opposed to the best interests of the corporation and (iii) in the case of a criminal proceeding, that the individual had no reasonable cause to believe that such conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that a director did not meet the required standard of conduct. Section
271B.8-520 requires a corporation, unless limited by its articles of incorporation, to indemnify a director who has been wholly successful in the defense of a proceeding against reasonable expenses (including counsel fees) so incurred. Section 271B.8-530 authorizes a corporation to pay for or reimburse the reasonable expenses (including counsel fees) incurred by a director in advance of final disposition of a proceeding upon a determination that in light of the facts then known indemnification is permissible, a written affirmation by the director of his or her good faith belief that the required standard of conduct has been met and an undertaking by the director to repay any such advance if it is ultimately determined that the director did not meet the required standard of conduct. Unless limited by a corporation's articles of incorporation, a director may, pursuant to Section 271B.8-540, apply for indemnification to a court of competent jurisdiction. An officer is entitled to mandatory indemnification under Section 271B.8-520 and to apply for court-ordered indemnification under Section 271B.8-540 to the same extent as a director. A corporation may indemnify and advance expenses to an officer, employee or agent to the same extent as to a director. A corporation may purchase and maintain insurance on behalf of an individual who is a director, officer, employee or agent, whether or not the corporation would have power by statute to indemnify the individual against the same liability. Section 271B.8-580 provides that the statutory provisions do not exclude any other rights to indemnification and advances for expenses that a person may otherwise have. The by-laws of the Company provide for the indemnification of directors and officers of the Company to the full extent permitted by law.

      Reference is made to the Selling Agency Agreement and Underwriting Agreement, filed as Exhibits 1(a) and 1(b) hereto, which provide for indemnification, under certain circumstances, of the Company, certain of its directors and officers, and persons who control the Company.

      The Company maintains insurance policies insuring its directors and officers against certain obligations that may be incurred by them.


Item 16.  Exhibits.

      Reference is made to the information contained in the Exhibit Index filed as a part of this Registration Statement.

Item 17.  Undertakings.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of Notes (if the total dollar value of Notes would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the Notes, and the offering thereof at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the laws of the Commonwealth of Kentucky, the registrant's By-laws or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the notes, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

      (6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (7) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus and State of Ohio, on the 6th day of April, 1999.

                                    KENTUCKY POWER COMPANY

                                    E. Linn Draper, Jr.*
                                    Chairman of the Board and
                                    Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                   Title                   Date

(i)     Principal Executive
          Officer                    Chairman of the
                                     Board and Chief
        E. Linn Draper, Jr.*        Executive Officer        April 6, 1999

(ii)    Principal Financial
          Officer:                   Vice President,
                                   Treasurer and Chief
          /s/  A. A. Pena           Financial Officer        April 6, 1999
        --------------------
        A.  A. Pena

(iii)   Principal Accounting
          Officer:
                                  Controller and Chief
         /s/  L. V. Assante       Accounting Officer         April 6, 1999
        --------------------
        L. V. Assante

(iv)      A Majority of the Directors:

        E. Linn Draper, Jr.*
        Henry W. Fayne*
        Wm. J. Lhota*
        James J. Markowsky*
        Armando A. Pena                                      April 6, 1999
        J. H. Vipperman*


*By /s/ Armando A. Pena
(Armando A. Pena, Attorney-in-Fact)

                                  EXHIBIT INDEX

   Certain of the following exhibits, designated with an asterisk (*), are filed herewith. The exhibits not so designated have heretofore been filed with the Commission and, pursuant to 17 C.F.R. Section 201.24 and Section 230.411, are incorporated herein by reference to the documents indicated following the descriptions of such exhibits.

Exhibit No.           Description
* 1(a)                Proposed Selling Agency Agreement for the unsecured notes.
* 1(b)                Proposed form of Underwriting  Agreement for the unsecured notes.
* 4(a)                Indenture  between the  Company  and  Bankers  Trust
                      Company, as Trustee, dated as of September 1, 1997 for the notes.
* 4(b)                Company  Order  and  Officers'  Certificate,   dated
                      September   24,  1997,   establishing   certain  terms  of
                      Unsecured Medium Term Notes, Series A.
* 4(c)                Instructions,  dated  September  26, 1997,  from the
                      Company to Bankers  Trust  Company,  establishing  certain terms of the 6.91% Unsecured Medium Term Notes,  Series A, due 2007.
* 4(d)                Instructions,  dated  November  4,  1998,  from  the
                      Company to Bankers  Trust  Company,  establishing  certain terms of the 6.45% Unsecured Medium Term Notes,  Series A, due 2008.
* 4(e)                Proposed form of Company  Order and Officers'  Certificate establishing certain terms of the notes.
* 5                   Opinion of Simpson  Thacher & Bartlett as to the  legality of the notes
 12                   Statement  re:  Computation  of Ratios  [Annual  Report on
                      Form 10-K of the  Company  for the period  ended  December
                      31, 1998, File No. 1-3570, Exhibit 12].
*23(a)                Consent of Deloitte & Touche LLP.
 23(b)                Consent  of  Simpson  Thacher  &  Bartlett   (included  in
                      Exhibit 5).
*24                   Powers  of  Attorney  and  resolutions  of  the  Board  of
                      Directors of the Company.
*25                   Form T-1 re: Eligibility of Bankers Trust Company.